Exhibit 6

Proposed Transaction Parent Term Sheet

This term sheet sets forth certain understandings among the parties hereto regarding the structure of the entity referred to as the “Proposed Transaction Parent” in that certain Voting Agreement dated as of the date hereof by and among certain of the parties hereto (such entity being referred hereinafter as the “Company”), as well as the terms and conditions of the initial class of equity interests in the Company (the “Interests”). The parties hereto acknowledge and agree that this term sheet is non-binding, and that no legally binding rights and obligations will be created among the parties unless and until they have executed and delivered definitive agreements regarding the subject matter hereof.

Holders; Interests	The holders of the Interests will be referred to herein as the “Holders.” A majority of the Interests will be held by a single Holder (the “Majority Holder”). For avoidance of doubt, all of the equity interests initially held by the Holders will be of the same class.

Director Designation Right	The business affairs of the Company will be run by a body of directors (each, a “Director”), and each Holder (other than the Majority Holder) holding greater than 5% of the Interests as of immediately after the Company’s acquisition of the target company will be entitled to designate one Director as long as such Holder maintains certain ownership thresholds. The Majority Holder will be entitled to designate a majority of the Directors.

Information Right	All of the Holders will be entitled to monthly financial statements, and meetings of the directors are expected to be held no less than four times annually.

Distributions	In general, distributions (including dividends, if any) made with respect to the Interests will be made to the Holders on a pari-passu basis in proportion to their respective Interests.

Tag Along / Drag Along Right	If the Majority Holder approves any liquidity event, it shall have the right to cause the other Holders to participate in such event. All Holders shall have the right to participate in any liquidity event. The proceeds of any liquidity event will be distributed in accordance with section entitled “Distributions” above.

Preemptive Right	The Holders will have the right to participate, in proportion to their respective Interests, in issuances of new equity securities of the Company, with customary exceptions (“Excepted Issuances”).

Anti-dilution	If the Company proposes to issue additional Interests (other than Excepted Issuances) at a price per unit of Interests that is less than the price per unit of Interests at which Holders acquired Interests in exchange for shares of common stock of the target company in connection with the Company’s acquisition of the target company, any Holder entitled to designate a Director shall have the right to request that the Company deliver to such Holder an independent opinion setting forth a range for the fair value per unit of Interests, and the proposed price per unit of Interests must be contained in such range.

Right of First Offer; Transfer Restrictions	The Company, and then the Majority Holder, will have rights of first and second offer respectively on all proposed transfers of Interests by other Holders. Any such transfers will be subject to the approval of the Majority Holder, with such approval not to be unreasonably withheld, conditioned or delayed, as well as securities laws and other customary restrictions. The Majority Holder will not transfer its Interests to any investment fund that is an affiliate of, and that has a longer term than, the Majority Holder.

Management Fee	The Majority Holder or an affiliate thereof will be entitled to a $500,000 annual management fee.

Executed on this 9th day of November:

Mill Road Capital, L.P.

By:	Mill Road Capital GP LLC
its general partner

By:	/s/ Justin C. Jacobs
Justin C. Jacobs Management Committee Director

Lane Five Partners LP

By:	Lane Five Partners GP LLC,
its general partner

By:	/s/ Lisa O’Dell Rapuano
Lisa O’Dell Rapuano Managing Member

Pleiades Investment Partners – LA, L.P.

By:	Lane Five Capital Management LP
its attorney-in-fact

By:	Lane Five Capital Management, LLC
its general partner

By:	/s/ Lisa O’Dell Rapuano
Lisa O’Dell Rapuano Managing Member